Exhibit 10.1

Execution Version

SEPARATION AND RELEASE AGREEMENT

This SEPARATION AND RELEASE AGREEMENT (this “Agreement”) is entered into as of January 15, 2019 to be effective on the Effective Date (as defined in Section 20(g) below), by and between Onconova Therapeutics, Inc. (the “Company”) and Ramesh Kumar, Ph.D. (the “Executive”).

RECITALS

WHEREAS, pursuant to the terms of an Employment Agreement, effective as of July 1, 2015, entered into by and between the Company and Executive (the “Employment Agreement”), Executive has been employed as the Company’s President and Chief Executive Officer until June 19, 2018 and as Chief Executive Officer until January 15, 2019;

WHEREAS, the Company and Executive have come to a mutual agreement with respect to Executive’s termination from employment with the Company to be effective February 17, 2019 (the “Termination Date”); and

WHEREAS, as consideration for Executive’s execution and non-revocation of this Agreement (including Exhibit A attached hereto) containing a release of all claims against the Company and its affiliates, the Company is willing to enter into this Agreement containing certain benefits to which Executive is not otherwise entitled.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and intending to be legally bound hereby, the parties hereby agree as follows:

1.             Termination from Employment.  Executive’s termination from employment with the Company shall be effective on the Termination Date; provided that as of January 15, 2019, Executive shall no longer be an officer or director of the Company or its parents, subsidiaries and affiliates and provided, further, that Executive shall be paid $10,000 in salary for the period of employment beginning on January 15, 2019 and ending on the Termination Date.  Provided that the terms and conditions set forth herein are satisfied, Executive shall be entitled to the following:

(a)           Severance Payments and Benefits.  So long as Executive continues to comply with the Restrictive Covenants (as defined in Section 4(a) below), Executive will receive the following severance payments and benefits:

(i)            Severance Payments.  The Company will pay Executive a severance amount equal to $933,774, which is the sum of (x) $602,435, 12 months of base salary at the rate in effect immediately prior to January 15, 2019 and (y) $331,339, 55% of the base salary amount referred to in Section 1(a)(i)(x).  The severance amount shall be paid in installments in accordance with the Company’s normal payroll practices over the 12-month period following the Termination Date.  The first payment will be made within 60 days following the Termination Date and will include unpaid installments for the period from the Termination Date to the first payment date.

(ii)           Health Benefits.  For the 12-month period following the Termination Date, provided that Executive timely elects continued health coverage under COBRA, the Company will reimburse Executive for the monthly COBRA cost of continued health coverage for Executive and, where applicable, his spouse and dependents, at the level in effect as of the Termination Date, less the employee portion of the applicable premiums that Executive would have paid had he remained employed during such 12-month period (the COBRA continuation coverage period shall run concurrently with the 12-month period for which Executive is provided with reimbursements under this Section 1(a)(ii)) (“COBRA Reimbursements”).  The COBRA Reimbursements will commence within the 60-day period following the Termination Date and will be paid on the first payroll date of each month, provided that Executive demonstrates proof of payment of the applicable premiums prior to the applicable COBRA Reimbursement payment date.

(iii)          Stock Option Acceleration.  Contingent on this Agreement becoming effective on the Effective Date, the Compensation Committee of the Board of Directors (the “Committee”) has approved acceleration of vesting of all outstanding stock options to purchase Company common stock held by Executive on the Termination Date (“Outstanding Options”).

(iv)          2018 Annual Bonus.  To the extent not yet paid as of the Termination Date, the Company will pay Executive an annual bonus (if any) for fiscal year 2018 in the amount of $254,877, which was determined in accordance with Section 3(b) of the Employment Agreement.  Such bonus payment will be paid to Executive in January 2019 at the same time as such bonuses are paid to other executives of the Company who are eligible for 2018 annual bonuses.

(b)           Accrued Benefits.  The Company will pay or provide Executive with any base salary and vacation pay earned, accrued and owing but not yet paid as of the Termination Date and any vested benefits accrued and due under any applicable benefit plans and programs of the Company, without regard as to whether this Agreement or the Second Release (as defined below in Section 1(c)) become effective.  In addition, the Company shall reimburse Executive within 30 days after the Termination Date for all previously unreimbursed business expenses, in accordance with the Company’s reimbursement policy.

(c)           Additional Benefits.  Provided that this Agreement and the Termination Date Release Agreement in the form attached hereto as Exhibit A and incorporated herein, which may be executed on, but not before, the Termination Date (the “Second Release”), become effective, and so long as Executive continues to comply with the Restrictive Covenants, the Company agrees to provide Executive the following additional benefits:

(i)            Option Extension.  The Company will amend the post-termination exercise periods set forth in the agreements reflecting the Outstanding Options such that Executive shall have until the earlier of (i) January 15, 2022 and (ii) the last day of the applicable ten-year term of the applicable Outstanding Option to exercise the Outstanding Options.

(ii)           COBRA Reimbursement Extension.  If Executive remains on COBRA coverage for the entire 12-month period referenced above in Section 1(b)(ii), the

Company will continue to pay Executive COBRA Reimbursements for an additional six-month period following the expiration of the 12-month period (the COBRA continuation coverage period shall continue to run concurrently with the additional six-month period for which Executive is provided with COBRA Reimbursements under this Section 1(c)(ii)).  The COBRA Reimbursements will continue until the end of the applicable six-month period, provided that Executive demonstrates proof of payment of the applicable premiums prior to the applicable COBRA Reimbursement payment date.

(iii)          Change in Control Protection Period.  The definition of “Change in Control Protection Period” as defined in the Employment Agreement, shall be amended to read as follows: “‘Change in Control Protection Period’ shall mean the period that commences six (6) months prior to and ends twelve (12) months following a Change in Control.”  For purposes of the commencement of the six-month period prior to a Change in Control, the date of termination of Executive’s employment shall be the date on which Executive ceases to be the Chief Executive Officer of the Company, which will occur on January 15, 2019.

(iv)          Attorneys’ Fees.  The Company shall pay or reimburse Executive up to $15,000 for reasonable attorneys’ fees incurred by Executive in connection with the review, negotiation and documentation of this Agreement and the Consulting Agreement, within 30 days following presentation of appropriate receipts for such fees.

(d)           Effect of the Agreement.  If this Agreement or the Second Release does not become effective because Executive fails to sign this Agreement or the Second Release, or Executive revokes this Agreement or the Second Release, Executive shall be entitled only to the payments and benefits provided under the Employment Agreement, including those payments and benefits set forth in Sections 1(a) and 1(b) of this Agreement, the Change in Control Protection Period (as defined in the Employment Agreement) will remain unchanged and the Termination Date shall be the last day of the applicable consideration period (or the date of revocation, in the event Executive revokes this Agreement or the Second Release), but no later than February 17, 2019.

2.             Company Release.

(a)           In exchange for the benefits described in Sections 1(c) above, Executive agrees to execute and not revoke the Second Release, and, in addition, on behalf of Executive and his heirs, estate, executors, administrators, successors, and assigns, Executive hereby releases and waives all claims available under federal, state or local law against the Company and its directors, officers, employees, and consultants and its respective past, present, and future parents, affiliated companies, subsidiaries, successors, and assigns (“Company Releasees”) acting in any capacity whatsoever, of and from any and all manner of legally waivable actions and causes of actions, suits, debts, claims and demands whatsoever in law or in equity, whether known or unknown, which Executive ever had, now has or hereafter may have, or which Executive’s heirs, executors or administrators may have against the Company Releasees, by reason of any matter, cause or thing whatsoever from the beginning of Executive’s employment with the Company to and including the date on which Executive executes this Agreement, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to Executive’s employment relationship and/or the termination of

Executive’s employment relationship with the Company, including but not limited to, any claims which have been asserted, could have been asserted, or could be asserted now or in the future, which includes any claim or right based upon or arising under any federal, state or local fair employment practices or equal opportunity laws, including, but not limited to, any claims under Rehabilitation Act of 1973, 29 U.S.C §§ 701 et seq., Title VII of the Civil Rights Act of 1964, 42 U.S.C. §§ 2000e et seq. (“Title VII”), the Civil Rights Act of 1871, 42 U.S.C. § 1981, the Civil Rights Act of 1991, 2 U.S.C. §§ 60 et seq., the Age Discrimination in Employment Act of 1967, 29 U.S.C. §§ 621 et seq. (the “ADEA”), the Older Workers Benefit Protection Act (the “OWBPA”), the Americans with Disabilities Act of 1990, 29 U.S.C. §§ 706 et seq. (the “ADA”), the Family and Medical Leave Act of 1993, 29 U.S.C. §§ 2601 et seq. (the “FMLA”, the Equal Pay Act of 1963, 29 U.S.C. §§ 206(d) et seq. (the “EPA”), the Employee Retirement Security Act of 1974, 29 U.S.C. §§ 301 et seq. (“ERISA”), the Pennsylvania Human Relations Act, the Pennsylvania Equal Pay Law, the Pennsylvania Whistleblower Law, all as amended, as well as wrongful termination claims, breach of contract claims, discrimination claims, harassment claims, retaliation claims, whistleblower claims (to the fullest extent they may be released under applicable law), defamation or other tort claims, and claims for attorneys’ fees and costs.

(b)           In waiving and releasing any and all claims against the Company Releasees, whether or not now known to Executive, Executive understands that this means that if Executive later discovers facts different from or in addition to those facts currently known by Executive, or believed by Executive to be true, the waivers and releases of this Agreement will remain effective in all respects, despite such different or additional facts and Executive’s later discovery of such facts, even if Executive would not have agreed to this Agreement if Executive had prior knowledge of such facts.

(c)           Executive is not waiving (i) his right to vested accrued benefits under the terms of the Company’s employee benefit plans according to the terms of such plans, (ii) amounts payable or provided under this Agreement, (iii) claims for unemployment, workers’ compensation, state disability and/or paid family leave insurance benefits, (iv) any medical claim incurred during Executive’s employment that is payable under applicable medical plans or an employer-insured liability plan, (v) any right to indemnification under the charter or bylaws of the Company, or under any directors and officers insurance policy, in each case with respect to the performance of Executive’s duties as an officer or director of the Company or its subsidiaries or affiliates, (vi) claims as a stockholder of the Company, (vii) claims arising after the date on which Executive signs this Agreement, or (viii) claims that are not otherwise waivable under applicable law.

(d)           Executive has not filed any claims against Company Releasees based on any event that took place on or before the date Executive executes this Agreement, and Executive has not previously purported to have assigned or transferred, to any person or entity, any claim released by Executive under this Agreement.

3.             Executive Release.

(a)           In consideration of Executive executing this Agreement and the Second Release, the Company now and forever hereby releases and discharges Executive, his successors and assigns, executors and administrators (hereinafter collectively referred to as the “Executive

Releasees”) acting in any capacity whatsoever, of and from any and all manner of legally waivable actions and causes of actions, suits, debts, claims and demands whatsoever in law or in equity, whether known or unknown, which the Company ever had, now has or hereafter may have, or which the Company may have against the Executive Releasees, by reason of any matter, cause or thing whatsoever from the beginning of Executive’s employment with the Company to and including the date on which the Company executes this Agreement, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to Executive’s employment relationship and/or the termination of Executive’s employment relationship with the Company, including but not limited to, any claims which have been asserted, could have been asserted, or could be asserted now or in the future, which includes any claim or right based upon or arising under any federal, state or local laws.

(b)           Notwithstanding the foregoing, nothing contained in this Agreement shall in any way diminish or impair: (i) any claims the Company may have that may arise after the date the Company executes this Agreement, and (ii) any claims the Company may have against Executive relating to fraud, embezzlement or other similar acts.

(c)           In waiving and releasing any and all claims against Executive Releasees, subject to subsection (b), whether or not now known to the Company, the Company understands that this means that if the Company later discovers facts different from or in addition to those facts currently known by the Company, the waivers and releases of this Agreement will remain effective in all respects, despite such different or additional facts and the Company’s later discovery of such facts, even if the Company would not have agreed to this Agreement if the Company had prior knowledge of such facts.

4.             Executive’s Obligations.

(a)           Executive agrees to comply with the restrictive covenants and representations set forth in Sections 5, 6 and 7 of the Employment Agreement, and all other written restrictive covenants and agreements with the Company, including restrictive covenants under equity grants, and all confidentiality and other obligations with respect to the Company under the applicable Company policies, including without limitation non-competition, non-solicitation, confidentiality and insider trading restrictions (collectively, the “Restrictive Covenants”).  The parties agree that the non-competition covenant in Section 5(b) of the Employment Agreement shall apply for 24 months instead of 12 months and that the definition of “Competitor” for purposes of the non-competition covenant shall be revised to be defined as follows:  “any person, company, or entity whose primary business competes directly or indirectly with the Company’s rigosertib molecule in all its forms directly focused on myelodysplastic syndromes (MDS), or any clinical or preclinical compounds that are intended for health authority (i.e., U.S. Food & Drug Administration and European Medicines Agency) submission being marketed, sold, distributed and/or developed by the Company during Dr. Kumar’s employment by the Company or at the time of termination of Dr. Kumar’s employment by the Company (“Company Products”).  For the avoidance of doubt, a pharmaceutical company will not be deemed a “Competitor,” if Dr. Kumar’s responsibilities with such company are not focused on any Company Products.”  Executive expressly acknowledges that continuing to comply with the terms of the Restrictive Covenants and Section 4(b) below is a material term of this Agreement.  Executive further acknowledges that in the event that Executive violates any of the Restrictive

Covenants and fails to cure such violation within 30 days after written notice from the Company, provided that the Company shall not be required to provide notice and opportunity to cure in the event that such violation (i) is not susceptible to remedy or (ii) relates to the same type of acts or omissions as to which such notice has been given on a prior occasion, (A) Executive shall forfeit any unpaid amounts described in Section 1(a)(i), (a)(ii), (c)(ii) and (c)(iv), (B) Executive shall return to the Company 50% of the gross amounts previously paid under Section 1(a)(i), (a)(ii), (c)(ii) and (c)(iv), (C) any post-termination exercise period with respect to any Outstanding Option that is still outstanding on the date of the violation shall cease, (D) the modification to the Change in Control Protection Period set forth in Section 1(c)(iii) shall cease to apply and (E) the Company shall have no further obligation to Executive, except as otherwise provided herein.

(b)           Executive further agrees that, except as expressly permitted in Section 7 below, Executive will not disparage or subvert the Company, or make any statement reflecting negatively on the Company, its affiliated corporations or entities, or any of its or their officers, directors, employees, agents or representatives, including, but not limited to, any matters relating to the operation or management of the Company, Executive’s employment and the termination of Executive’s employment, irrespective of the truthfulness or falsity of such statement.  The Company agrees that it will instruct its executive officers and directors not to disparage or subvert Executive, or make any statement to any person outside the Company reflecting negatively on Executive, including, but not limited to, any matters relating to Executive’s performance or the termination of Executive’s employment, irrespective of the truthfulness or falsity of such statement.

(c)           Effective as of January 15, 2019, Executive will be deemed to have resigned all Company-related positions, including as an officer and director of the Company and its parents, subsidiaries and affiliates.

(d)           Upon termination of the Consulting Agreement (defined below), Executive warrants that Executive will return all Company property or delete or destroy electronically stored Company property that may be on any of Executive’s own personal computing devices (e.g., PDA, laptop, thumbdrive, etc.) and Executive will not retain any property of the Company.

(e)           Notwithstanding any other provision of this Agreement, in the event that prior to January 15, 2022 Executive participates individually or as a member of a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended), in a takeover transaction by a bidder who seeks to replace all or a majority of the members of the Company’s Board of Directors (the “Board”) through a tender offer or a proxy contest (followed by a merger or a tender offer), and which transaction was not recommended by the Board to the Company’s stockholders for acceptance, then (i) Executive shall forfeit any unpaid amounts described in Section 1(a)(i), (a)(ii), (c)(ii) and (c)(iv), (ii) any post-termination exercise period with respect to any Outstanding Option that is still outstanding on the date of the violation shall cease, (iii) the modification to the Change in Control Protection Period set forth in Section 1(c)(iii) shall cease to apply and (iv) the Company shall have no further obligation to Executive, except as otherwise provided herein.

5.             Consulting Agreement.  The Company and Executive agree to enter into a consulting arrangement pursuant to which the Company is willing to engage Executive to provide certain services to the Company as a consultant following the Termination Date, and the terms of such arrangement shall be set forth in a separate consulting agreement between the Company and Executive (the “Consulting Agreement”).

6.             No Admission of Liability.  It is expressly understood and agreed that this Agreement (including Exhibit A attached hereto), and any acts undertaken hereunder, shall not be construed as an admission of liability or wrongdoing on the part of the Company under any law, statute, regulation or ordinance.

7.             Permitted Conduct.  Nothing in this Agreement (including Exhibit A attached hereto) shall prohibit or restrict Executive from initiating communications directly with, responding to any inquiry from, providing testimony before, providing information to, reporting possible violations of law or regulation to, or filing a claim or assisting with an investigation directly with a self-regulatory organization or a government agency or entity, including the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, Congress, any agency Inspector General or any other federal, state or local regulatory authority, or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation.  Nor does this Agreement (including Exhibit A attached hereto) require Executive to obtain prior authorization from the Company before engaging in any conduct described in this Section 7, or to notify the Company that Executive has engaged in any such conduct.  Executive acknowledges and agrees, however, that, to the fullest extent permitted by law, Executive is waiving and releasing any claim or right to recover from the Company any monetary damages or any other form of personal relief based on any claim, charge, complaint or action against the Company covered by the general release of claims set forth in the Agreement (including Exhibit A hereto).  Nothing in this Agreement (including Exhibit A attached hereto) is intended to or shall prevent, impede or interfere with Executive’s non-waivable right to receive and fully retain a monetary award from a government-administered whistleblower award program for providing information directly to a government agency.  Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.

8.             Cooperation.  Executive agrees that, upon the Company’s reasonable notice to Executive, Executive shall fully cooperate with the Company in investigating, defending, prosecuting, litigating, filing, initiating or asserting any actual or potential claims or investigations that may be made by or against the Company to the extent that such claims or investigations may relate to any matter in which Executive was involved (or alleged to have been involved) while employed with the Company or of which Executive has knowledge by virtue of Executive’s employment with the Company.  Upon submission of appropriate documentation, Executive shall be reimbursed for reasonable and pre-approved out-of-pocket expenses incurred and for his time (at a rate of $250 per hour, provided that if such cooperation occurs during the term of the Consulting Agreement, Executive has provided services under the Consulting

Agreement of at least 20 hours during the month in which he renders such cooperation) in rendering such cooperation.

9.             No Other Benefits or Compensation.  Effective on Executive’s Termination Date, Executive shall cease to be a participant in the benefit plans of the Company, except that Executive may thereafter elect continued health coverage under COBRA, subject to the terms of the health plan and subject to Executive paying the applicable premiums.  Executive acknowledges that, upon receiving the payments and benefits provided for in Section 1, Executive has received all benefits and amounts due from the Company related to Executive’s employment with the Company, including all wages, overtime, bonuses, commissions, incentives, sick pay, personal leave and vacation pay to which Executive is entitled and that no other amounts are due to Executive other than as set forth in this Agreement.  Executive also acknowledges that Executive was provided any leaves to which Executive was entitled in connection with Executive’s employment with the Company.  Notwithstanding the foregoing, nothing in this Agreement or the Second Release is a waiver, modification or forfeiture of any vested accrued benefit that Executive may have under the Company’s benefit plans.

10.          Section 409A.   This Agreement is intended to comply with section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or an exemption, and the provisions of this Section 10 shall apply notwithstanding any provisions of this Agreement to the contrary.  Severance benefits under this Agreement are intended to be exempt from section 409A of the Code under the “short-term deferral” exception, to the maximum extent applicable, and then under the “separation pay” exception, to the maximum extent applicable.  All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under section 409A of the Code.  For purposes of section 409A of the Code, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments and each payment shall be treated as a separate payment.  With respect to any payments that are subject to section 409A of the Code, in no event shall Executive, directly or indirectly, designate the calendar year of a payment.  With respect to any payments that are subject to section 409A of the Code, in no event shall the timing of Executive’s execution of this Agreement, directly or indirectly, result in Executive designating the calendar year of payment of any amount set forth in Section 1 above, and if a payment of any amount set forth in Section 1 above is subject to section 409A of the Code and could be made in more than one taxable year, based on timing of the execution of this Agreement, payment shall be made in the later taxable year.  Any reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of section 409A of the Code.

11.          No Conflicting Agreements.  Other than the Employment Agreement, which is replaced and superseded by this Agreement (including Exhibit A attached hereto), Executive represents that he is not a party to any existing agreement which would prevent him from entering into and performing this Agreement.  Executive shall not enter into any other agreement that is in conflict with his obligations under this Agreement or the Second Release.

12.          Entire Agreement, Amendment and Assignment.  The parties understand that no promise, inducement or other agreement not expressly contained herein has been made conferring any benefit upon them; that this Agreement (including Exhibit A attached hereto) and the provisions of the Employment Agreement that survive Executive’s termination of employment, including but not limited to the Restrictive Covenants, contain the entire agreement between the parties with respect to the subject matter hereof, and that the terms of this Agreement (including Exhibit A attached hereto) are contractual and not recitals only.  No modification to any provision of this Agreement (including Exhibit A attached hereto) shall be binding unless in writing and signed by the Company and Executive.  All of the terms and provisions of this Agreement (including Exhibit A attached hereto) shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and permitted assigns of the parties hereto, except that the duties and responsibilities of Executive hereunder are of a personal nature and shall not be assignable or delegable in whole or in part by Executive.

13.          Waiver.  No waiver of any rights under this Agreement (including Exhibit A attached hereto) shall be effective unless in writing signed by the party to be charged.  A waiver by any of the parties hereto of a breach of any provision of this Agreement (including Exhibit A attached hereto) by another party shall not operate or be construed as a waiver of any subsequent breach.

14.          Taxes.  All payments under this Agreement shall be made subject to applicable tax withholding, and the Company shall withhold from any payments under this Agreement, all federal, state and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation.  Executive shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment received under this Agreement.

15.          Governing Law; Venue.  This Agreement (including Exhibit A attached hereto) shall be governed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to the conflicts of law or choice of law principles thereof.  If any dispute between the parties leads to litigation, the parties agree that the courts of the Commonwealth of Pennsylvania or the federal courts in Pennsylvania shall have the exclusive jurisdiction and venue over such litigation.  All parties consent to personal jurisdiction in the Commonwealth of Pennsylvania, and agree to accept service of process outside of the Commonwealth of Pennsylvania as if service had been made in that state.

16.          Notices.  All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement (including Exhibit A attached hereto) shall be in writing and shall be deemed to have been given when delivered personally to the recipient, two business days after the date when sent to the recipient by reputable express courier service (charges prepaid) or four (4) business days after the date when mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid.  Such notices, demands and other communications shall be sent to Executive and to the Company at the addresses set forth below,

If to Executive:	The most recent address in the Company’s files.

If to the Company:	Onconova Therapeutics, Inc. 375 Pheasant Run

Newtown, PA 18940
Attn: President

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

17.          Survivability.  The respective rights and obligations of the parties under this Agreement (including Exhibit A attached hereto) shall survive termination of Executive’s services to the extent necessary to the intended preservation of such rights and obligations.

18.          Counterparts.  This Agreement (including Exhibit A attached hereto) shall become binding when any one or more counterparts hereof, individually or taken together, shall bear the signatures of Executive and the Company.  This Agreement (including Exhibit A attached hereto) may be executed in two or more counterparts (including facsimile counterparts or as a “pdf” or similar attachment to an email), each of which shall be deemed to be an original as against any party whose signature appears thereon, but all of which together shall constitute but one and the same instrument.

19.          Severability.  If any provision of this Agreement (including Exhibit A attached hereto) or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement (including Exhibit A attached hereto) which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction.

20.          Acknowledgement.  Executive hereby acknowledges that:

(a)           The Company hereby advises Executive to consult with an attorney before signing this Agreement and the Second Release;

(b)           Executive has obtained independent legal advice from an attorney of Executive’s own choice with respect to this Agreement or Executive has knowingly and voluntarily chosen not to do so;

(c)           Executive freely, voluntarily and knowingly entered into this Agreement after due consideration;

(d)           Executive has 21 days to review and consider this Agreement;

(e)           If Executive knowingly and voluntarily chooses to do so, Executive may accept the terms of this Agreement on or before the consideration period provided for in Section 20(d) above has expired, and Executive may accept the terms of the Second Release on, but not before the Termination Date;

(f)            Executive is signing this Agreement on or after January 15, 2019;

(g)           Executive has a right to revoke this Agreement by notifying the General Counsel, c/o the Company in writing within seven days of Executive’s execution of this

Agreement.  Unless revoked, this Agreement will become effective on the eighth day following its execution (the “Effective Date”);

(h)           Changes to the Company’s offer contained in this Agreement that are immaterial will not restart the consideration period;

(i)            In exchange for Executive’s waivers, releases and commitments set forth herein and in the Second Release, including Executive’s waiver and release of all claims arising under the ADEA, the payments, benefits and other considerations that Executive is receiving pursuant to this Agreement exceed any payment, benefit or other thing of value to which Executive would otherwise be entitled, and are just and sufficient consideration for the waivers, releases and commitments set forth herein;

(j)            No promise or inducement has been offered to Executive, except as expressly set forth herein, and Executive is not relying upon any such promise or inducement in entering into this Agreement and/or the Second Release; and

(k)           EXECUTIVE REPRESENTS THAT EXECUTIVE HAS READ THE TERMS OF THIS AGREEMENT, THAT THIS AGREEMENT IS WRITTEN IN A MANNER THAT EXECUTIVE CAN UNDERSTAND AND THAT THE COMPANY HAS NOT MADE ANY REPRESENTATIONS CONCERNING THE TERMS OR EFFECTS OF THIS AGREEMENT OTHER THAN THOSE CONTAINED HEREIN.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have duly executed this Agreement as of the date first above written.

ONCONOVA THERAPEUTICS, INC.

By:	/s/ Steven M. Fruchtman
Name:	Steven M. Fruchtman
Title:	President

RAMESH KUMAR, PH.D.

/s/ Ramesh Kumar

Exhibit A

Termination Date Release Agreement

In consideration of the compensation and benefits payable to Ramesh Kumar, Ph.D. (the “Executive”) under Section 1(c) of the attached Separation and Release Agreement (“Separation Agreement”) by and between Onconova Therapeutics, Inc. (the “Company”) and Executive, the terms of which are incorporated by reference to this Termination Date Release Agreement (the “Second Release”), Executive hereby executes this Second Release.

1.             Release.

(a)           In further consideration of Executive’s compensation and benefits described in Sections 1(c) of the Separation Agreement, on behalf of Executive and his heirs, estate, executors, administrators, successors, and assigns, Executive hereby releases and waives all claims available under federal, state or local law against the Company and its directors, officers, employees, and consultants and its respective past, present, and future parents, affiliated companies, subsidiaries, successors, and assigns (“Releasees”) acting in any capacity whatsoever, of and from any and all manner of legally waivable actions and causes of actions, suits, debts, claims and demands whatsoever in law or in equity, whether known or unknown, which Executive ever had, now has or hereafter may have, or which Executive’s heirs, executors or administrators may have against the Releasees, by reason of any matter, cause or thing whatsoever from the beginning of Executive’s employment with the Company to and including the date on which Executive executes this Second Release, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to Executive’s employment relationship and/or the termination of Executive’s employment relationship with the Company, including but not limited to, any claims which have been asserted, could have been asserted, or could be asserted now or in the future, which includes any claim or right based upon or arising under any federal, state or local fair employment practices or equal opportunity laws, including, but not limited to, any claims under Rehabilitation Act of 1973, 29 U.S.C §§ 701 et seq., Title VII of the Civil Rights Act of 1964, 42 U.S.C. §§ 2000e et seq. (“Title VII”), the Civil Rights Act of 1871, 42 U.S.C. § 1981, the Civil Rights Act of 1991, 2 U.S.C. §§ 60 et seq., the Age Discrimination in Employment Act of 1967, 29 U.S.C. §§ 621 et seq. (the “ADEA”), the Older Workers Benefit Protection Act (the “OWBPA”), the Americans with Disabilities Act of 1990, 29 U.S.C. §§ 706 et seq. (the “ADA”), the Family and Medical Leave Act of 1993, 29 U.S.C. §§ 2601 et seq. (the “FMLA”, the Equal Pay Act of 1963, 29 U.S.C. §§ 206(d) et seq. (the “EPA”), the Employee Retirement Security Act of 1974, 29 U.S.C. §§ 301 et seq. (“ERISA”), the Pennsylvania Human Relations Act, the Pennsylvania Equal Pay Law, the Pennsylvania Whistleblower Law, all as amended, as well as wrongful termination claims, breach of contract claims, discrimination claims, harassment claims, retaliation claims, whistleblower claims (to the fullest extent they may be released under applicable law), defamation or other tort claims, and claims for attorneys’ fees and costs.

(b)           In waiving and releasing any and all claims against the Releasees, whether or not now known to Executive, Executive understands that this means that if Executive later discovers facts different from or in addition to those facts currently known by Executive, or believed by Executive to be true, the waivers and releases of this Second Release will remain effective in all respects, despite such different or additional facts and Executive’s later discovery of such facts, even if Executive would not have agreed to this Second Release if Executive had prior knowledge of such facts.

(c)           Executive is not waiving (i) his right to vested accrued benefits under the terms of the Company’s employee benefit plans according to the terms of such plans, (ii) amounts payable or provided under the Separation Agreement, (iii) claims for unemployment, workers’ compensation, state disability and/or paid family leave insurance benefits, (iv) any medical claim incurred during Executive’s employment that is payable under applicable medical plans or an employer-insured liability plan, (v) any right to indemnification under the charter or bylaws of the Company, or under any directors and officers insurance policy, in each case with respect to the performance of Executive’s duties as an officer or director of the Company or its subsidiaries or affiliates, (vi) claims as a stockholder of the Company, (vii) claims arising after the date on which Executive signs this Second Release or (viii) claims that are not otherwise waivable under applicable law.

(d)           Executive has not filed any claims against Releasees based on any event that took place on or before the date Executive executes this Second Release, and Executive has not previously purported to have assigned or transferred, to any person or entity, any claim released by Executive under this Second Release.

2.             Governing Law; Venue.  This Second Release shall be governed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to the conflicts of law or choice of law principles thereof.  If any dispute between the parties leads to litigation, the parties agree that the courts of the Commonwealth of Pennsylvania or the federal courts in Pennsylvania shall have the exclusive jurisdiction and venue over such litigation.  All parties consent to personal jurisdiction in the Commonwealth of Pennsylvania, and agree to accept service of process outside of the Commonwealth of Pennsylvania as if service had been made in that state.

3.             Acknowledgement.  Executive hereby acknowledges that:

(a)           The Company hereby advises Executive to consult with an attorney before signing this Second Release;

(b)           Executive has obtained independent legal advice from an attorney of Executive’s own choice with respect to this Second Release or Executive has knowingly and voluntarily chosen not to do so;

(c)           Executive freely, voluntarily and knowingly entered into this Second Release after due consideration;

(d)           Executive has 21 days to review and consider this Second Release;

(e)           If Executive knowingly and voluntarily chooses to do so, Executive may accept the terms of this Second Release on or before the consideration period provided for in Section 3(d) above has expired, but not before the Termination Date (as defined in the Separation Agreement);

(f)            Executive is signing this Second Release on or after the Termination Date;

(g)           Executive has a right to revoke this Second Release by notifying the General Counsel, c/o the Company in writing within seven days of Executive’s execution of this Second Release.  Unless revoked, this Second Release will become effective on the eighth day following its execution;

(h)           Changes to the Company’s offer contained in this Second Release that are immaterial will not restart the consideration period;

(i)            In exchange for Executive’s waivers, releases and commitments set forth herein, including Executive’s waiver and release of all claims arising under the ADEA, the payments, benefits and other considerations that Executive is receiving pursuant to the Separation Agreement exceed any payment, benefit or other thing of value to which Executive would otherwise be entitled, and are just and sufficient consideration for the waivers, releases and commitments set forth herein;

(j)            No promise or inducement has been offered to Executive, except as expressly set forth herein, and Executive is not relying upon any such promise or inducement in entering into this Second Release; and

(k)           EXECUTIVE REPRESENTS THAT EXECUTIVE HAS READ THE TERMS OF THIS SECOND RELEASE, THAT THIS SECOND RELEASE IS WRITTEN IN A MANNER THAT EXECUTIVE CAN UNDERSTAND AND THAT THE COMPANY HAS NOT MADE ANY REPRESENTATIONS CONCERNING THE TERMS OR EFFECTS OF THIS SECOND RELEASE OTHER THAN THOSE CONTAINED HEREIN.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have duly executed this Second Release as of the dates set forth below.

RAMESH KUMAR, PH.D.	ONCONOVA THERAPEUTICS, INC.

By:
	Name:	Steven M. Fruchtman
	Title:	President

Date:	Date: